Exhibit 99.1

TURTLE BEACH REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Strong consumer demand and superior execution fuel record revenue and adjusted EBITDA

White Plains, NY – March 4, 2021 – Turtle Beach Corporation (Nasdaq: HEAR), a leading gaming accessory business, reported financial results for the fourth quarter and full year ended December 31, 2020.

2020 Full-Year Summary vs. 2019:

●	Net revenue was $360.1 million ($357.9 million in constant currency), an increase of 53% compared to $234.7 million;
●	Net income of $38.7 million, or $2.37 per diluted share, compared to net income of $17.9 million, or $1.04 per share, reflecting an increase of 116% in net income and 127% in EPS;
●	Adjusted EBITDA was $61.4 million, up 169% compared to $22.8 million; and
●	Cash flow from operations was $51.0 million, up 29% compared to $39.4 million.

Fourth Quarter Summary vs. Year-Ago Quarter:

●	Net revenue was $132.9 million ($131.2 million in constant currency) versus $101.8 million;
●	Net income of $16.3 million, or $0.93 per diluted share, compared to net income of $20.4 million, or $1.29 per diluted share;
●	Adjusted EBITDA was $23.6 million, compared to $16.6 million; and
●	Cash flow from operations was $18.4 million, compared to $12.1 million.

“As indicated in our recent pre-announcement, our 2020 sales and adjusted EBITDA were the highest in our company’s history,” said Juergen Stark, Chairman and CEO, Turtle Beach Corporation. “A great portfolio of products and our leading brand combined with excellent operational execution enabled us to outpace the rest of the market in the console headset market that experienced significant growth from both existing and new gamers last year. That plus more than doubling our ROCCAT PC accessories business both through expansion of the portfolio and further development of that brand enabled us to deliver record results.

“While we expect the gaming accessories market may slow a bit in 2021 because of how strong growth was in 2020, we expect that our continued growth in PC accessories, as well as entry into new categories will allow us to grow revenues to record levels in 2021. And we plan to continue to invest in product and brand development throughout 2021 to position ourselves for continued growth and further expand our leadership position in gaming accessories.”

2020 Financial Results

Net revenue in 2020 reached the highest level of annual sales in Turtle Beach’s history, at $360.1 million, up 53% compared to $234.7 million in 2019. The revenue increase was driven by strong demand for gaming accessories among both new and existing gamers as well non-gaming usage of headsets by people working and learning from-home, especially following stay-at-home orders initiated in March of last year. Quick reaction to rapid increases in demand, excellent supply chain execution, and strong coordination with our retail partners globally contributed significantly to the Company’s ability to capture the surge in market demand. In addition, the launches of new console video game console systems from Sony PlayStation and Microsoft Xbox helped spark additional consumer demand. Our launch of new PC accessories led to a more than doubling of sales of ROCCAT PC headsets, mice and keyboards. On a constant currency basis, revenue in 2020 was $357.9 million.

Gross margin in 2020 was 37.2% compared to 33.5% in 2019. The increase in gross margin was driven by significantly lower than normal promotional spending due to strong demand and industrywide supply constraints, a favorable business mix and better fixed cost leverage, partially offset by higher air freight costs.

Operating expenses in 2020 were $84.6 million compared to $68.3 million in 2019 due primarily to sales and marketing costs that drove revenue growth, R&D investments in new categories, higher general and administrative costs resulting from the inclusion of ROCCAT for the full year of 2020 and higher performance-based expenses. As a percentage of net revenue, operating expenses in 2020 were 23.5% compared to 29.1% in 2019.

Net income in 2020 was $38.7 million, or $2.37 per diluted share, compared to $17.9 million or $1.04 per diluted share in 2019. Excluding a number of adjustments to net income in both periods (as summarized below in Table 4), adjusted net income (as defined below in “Non-GAAP Financial Measures”) in 2020 was $36.3 million, or $2.22 per diluted share, compared to $11.6 million or $0.74 per diluted share, and increase of over 200%. The full-year weighted average diluted share count for 2020 was 16.4 million compared to 15.7 million in 2019.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in 2020 was $61.4 million compared to $22.8 million in 2019.

Fourth Quarter 2020 Financial Results

Net revenue in the fourth quarter of 2020 was $132.9 million, up 31% compared to $101.8 million in the year-ago quarter. The growth was strong across both console headsets as well as PC accessories, and in all geographies. Drivers of this growth were the same factors that drove the full-year increase in sales.  On a constant currency basis, revenue in the fourth quarter of 2020 was $131.2 million.

Gross margin in the fourth quarter of 2020 was 35.8% compared to 35.1% in the fourth quarter of 2019. The increase in gross margin was the result of lower promotional spending, favorable business mix and leverage of fixed operating costs, partially offset by higher air freight costs.

Operating expenses in the fourth quarter of 2020 were $27.6 million compared to $22.3 million in the 2019 period due primarily to sales and marketing costs that drove revenue growth and increased R&D investments in new categories designed to drive future growth. As a percentage of net revenue, operating expenses in the fourth quarter of 2020 were 20.8% compared to 21.9% in the fourth quarter of 2019.

Net income in the fourth quarter of 2020 was $16.3 million, or $0.93 per diluted share compared to $20.4 million, or $1.29 per diluted share in the year-ago quarter. Excluding a number of adjustments in both periods (as summarized below in Table 4), adjusted net income (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2020 was $14.8 million, or $0.84 per diluted share, compared to $13.0 million, or $0.83 per share, in the corresponding period in 2019. For the fourth quarter, the weighted average diluted share count was 17.6 million for 2020 compared to 15.7 million for 2019.  The year-over-year increase in the diluted share count is primarily the result of lower assumed shares repurchased under the treasury method for calculating diluted shares.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2020 was $23.6 million, an increase of 42% compared to $16.6 million in the year-ago quarter.

Balance Sheet and Cash Flow Highlights

At December 31, 2020, the Company had $46.7 million of cash and cash equivalents with no outstanding debt under its revolving line of credit. This compares to $8.2 million of cash and cash equivalents with $15.7 million of outstanding debt under its revolving credit facility at December 31, 2019, reflecting a $54 million improvement in net cash. The company delivered cash flow from operations of $51.0 million in 2020, which marks the third consecutive year of at least $39 million of cash flow from operations.

2021 Outlook

For the full year 2021, the Company expects revenue to be approximately $370 million reflecting the target of continued growth from our 2020 record revenue levels. Adjusted EBITDA is expected to be approximately $45 million, reflecting a category leading target of 12% EBITDA margin while enabling significant investments to expand the Company’s market share in the PC accessories market, including the newly entered microphone market, and position the company for continued growth. Adjusted net income per diluted share is expected to be approximately $1.35.

For the first quarter of 2021, the Company expects revenue to be approximately $88 million. Like 2020, revenue phasing in 2021 is expected to be somewhat unusual, with a higher percentage of full year revenue in the first quarter compared to an unusually low percentage of revenue in the first quarter of 2020. Adjusted EBITDA is expected to be approximately $14.0 million. Adjusted net income per diluted share is expected to be approximately $0.45.

Certain non-GAAP measures included in our financial outlook were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. We are unable to reconcile these forward looking non-GAAP financial measures to the most directly comparable GAAP measures without the investment of undue time, cost and other resources because we are currently unable to predict with a reasonable degree of certainty as a result of the variability, complexity, and lack of visibility with respect to certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include other income (expense), provision for income taxes and stock-based compensation and other items. The unavailable information could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, March 4, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern) to discuss its fourth quarter and full year 2020 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Thursday, March 4, 2021

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 6695389

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through March 11, 2021.

Toll-Free Replay Number: (855) 859-2056

International Replay Number: (404) 537-3406

Replay ID: 6695389

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, adjusted net income, and constant currency revenue that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding (i) integration and transaction costs related to acquisitions, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring items that we believe are not representative of core operations (e.g., the integration and transaction costs related to the ROCCAT acquisition, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). “Constant currency revenue” is defined by the Company as revenue excluding the impacts of fluctuations in exchange rates from prior periods. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months and years ended December 31, 2020 and 2019.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.org) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact: For Media Information, Contact:

Sean McGowan or Cody Slach MacLean Marshall

Gateway Investor RelationsSr. Director – Brand & PR/Communications

On Behalf of Turtle BeachTurtle Beach Corp.

949.574.3860858.914.5093

HEAR@gatewayir.commaclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	December 31,	December 31,
	2020	2019
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$46,681	$8,249
Accounts receivable, net	43,867	44,530
Inventories	71,301	45,711
Prepaid expenses and other current assets	8,127	4,057
Total Current Assets	169,976	102,547
Property and equipment, net	6,575	3,962
Deferred income taxes	6,946	7,439
Goodwill	8,178	8,515
Intangible assets, net	5,138	6,011
Other assets	6,640	2,877
Total Assets	$203,453	$131,351
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$15,655
Accounts payable	42,529	22,511
Other current liabilities	36,122	26,422
Total Current Liabilities	78,651	64,588
Deferred income taxes	128	153
Other liabilities	8,275	3,223
Total Liabilities	87,054	67,964
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 15,475,504 and 14,488,152 shares issued and outstanding as of December 31, 2020 and 2019, respectively	15	14
Additional paid-in capital	190,568	176,776
Accumulated deficit	(74,773)	(113,519)
Accumulated other comprehensive income	589	116
Total Stockholders’ Equity	116,399	63,387
Total Liabilities and Stockholders’ Equity	$203,453	$131,351

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Net revenue	$132,912	$101,764	$360,093	$234,663
Cost of revenue	85,272	66,052	226,305	155,950
Gross profit	47,640	35,712	133,788	78,713
Operating expenses:
Selling and marketing	17,715	14,053	46,779	38,634
Research and development	3,577	2,468	12,265	7,856
General and administrative	6,345	5,739	25,577	21,796
Total operating expenses	27,637	22,260	84,621	68,286
Operating income	20,003	13,452	49,167	10,427
Interest expense	112	334	467	929
Other non-operating expense (income), net	(2,237)	(779)	(3,757)	(2,209)
Income before income tax	22,128	13,897	52,457	11,707
Income tax expense (benefit)	5,825	(6,489)	13,711	(6,237)
Net income	$16,303	$20,386	$38,746	$17,944

Net income per share
Basic	$1.07	$1.41	$2.62	$1.24
Diluted	$0.93	$1.29	$2.37	$1.04
Weighted average number of shares:
Basic	15,272	14,501	14,801	14,483
Diluted	17,573	15,748	16,365	15,688

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Year Ended
	December 31, 2020	December 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES	$51,049	$39,374

CASH FLOWS FROM INVESTING ACTIVITIES	(5,663)	(14,579)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	323,593	219,910
Repayment of revolving credit facilities	(339,248)	(241,640)
Proceeds from sale of equity securities	4,373	-
Proceeds from exercise of stock options and warrants	4,195	330
Repurchase of common stock	-	(2,525)
Repurchase of common stock to satisfy employee tax withholding obligations	(325)	(255)
Net cash used for financing activities	(7,412)	(24,180)
Effect of exchange rate changes on cash and cash equivalents	458	556
Net increase in cash and cash equivalents	38,432	1,171
Cash and cash equivalents - beginning of period	8,249	7,078
Cash and cash equivalents - end of period	$46,681	$8,249

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Income
GAAP Net Income	$16,303	$20,386	$38,746	$17,944

Adjustments, net of tax:
Gain on financial instrument obligation	—	—	—	(1,601)
Release of valuation allowance	—	(7,439)	—	(7,439)
Gain on acquisition-related settlement	—	—	(1,702)	—
Change in fair value of contingent consideration	(1,631)	(422)	(1,121)	(422)
Acquisition integration costs	124	499	405	3,154
Non-GAAP Earnings	$14,796	$13,024	$36,328	$11,636

Diluted Earnings Per Share
GAAP- Diluted	$0.93	$1.29	$2.37	$1.04

Gain on financial instrument obligation	—	—	—	—
Release of valuation allowance	—	(0.47)	—	(0.47)
Gain on acquisition-related settlement	—	—	(0.10)	—
Change in fair value of contingent consideration	(0.09)	(0.03)	(0.07)	(0.03)
Acquisition integration costs	0.01	0.03	0.02	0.20
Non-GAAP- Diluted	$0.84	$0.83	$2.22	$0.74

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	December 31, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$132,912	$-	$-	$-	$-	$132,912
Cost of revenue	85,272	(537)	-	(305)	-	84,430
Gross Profit	47,640	537	-	305	-	48,482

Operating expenses	27,637	(520)	(224)	(1,268)	(168)	25,457

Operating income	20,003	1,057	224	1,573	168	23,025

Interest expense	112
Other non-operating expense (income), net	(2,237)				1,631	(606)

Income before income tax	22,128
Income tax expense	5,825
Net income	$16,303			Adjusted EBITDA		$23,631

	Year Ended
	December 31, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$360,093	$-	$-	$-	$-	$360,093
Cost of revenue	226,305	(2,365)	-	(928)	-	223,012
Gross Profit	133,788	2,365	-	928	-	137,081

Operating expenses	84,621	(1,994)	(889)	(4,621)	(550)	76,567

Operating income	49,167	4,359	889	5,549	550	60,514

Interest expense	467
Other non-operating expense (income), net	(3,757)				2,823	(934)

Income before income tax	52,457
Income tax expense	13,711
Net income	$38,746			Adjusted EBITDA		$61,448

(1)	Other includes certain business acquisition costs, gain on an acquisition-related settlement and change in fair value of contingent consideration.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	December 31, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$101,764	$-	$-	$-	$-	$101,764
Cost of revenue	66,052	(601)	-	(74)	-	65,377
Gross Profit	35,712	601	-	74	-	36,388

Operating expenses	22,260	(478)	(229)	(929)	(555)	20,070

Operating income	13,452	1,079	229	1,003	555	16,317

Interest expense	334
Other non-operating expense (income), net	(780)				471	(309)

Income before income tax	13,897
Income tax benefit	(6,489)
Net income	$20,386			Adjusted EBITDA		$16,626

	Year Ended
	December 31, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$234,663	$-	$-	$-	$-	$234,663
Cost of revenue	155,950	(1,950)	-	(150)	-	153,850
Gross Profit	78,713	1,950	-	150	-	80,813

Operating expenses	68,286	(2,606)	(642)	(3,408)	(3,516)	58,114

Operating income	10,427	4,556	642	3,558	3,516	22,699

Interest expense	929
Other non-operating expense (income), net	(2,209)				2,072	(137)

Income before income tax	11,707
Income tax benefit	(6,237)
Net income	$17,944			Adjusted EBITDA		$22,836

(2) Other includes certain business acquisition costs and a gain (loss) on financial instrument obligation.